Exhibit 99.1

ITT Reports Strong Results in 2012 Third Quarter

Celebrates One-Year Anniversary of Spin-Offs, Delivers Significant Strategic Progress

  Third-quarter revenue up 8 percent to $556 million
    Organic revenue up 10 percent
    U.S. organic revenue up 14 percent, emerging market organic revenue up 11 percent
  Earnings from continuing operations increased to $0.65 per share
  Adjusted earnings from continuing operations increased significantly to $0.44 per share
  Guidance for full-year 2012 adjusted earnings per share maintained at $1.67 midpoint, range tightened to $1.64-$1.70; guidance for full-year 2012 organic revenue maintained at 5-7 percent

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--November 2, 2012--ITT Corporation (NYSE: ITT) today reported third-quarter 2012 revenue of $556 million, including 10 percent growth in organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) compared with the 2011 third quarter.

Revenue results reflected the geographic and end-market diversification of company operations. ITT’s 14 percent U.S. organic growth and 11 percent emerging market organic growth in the third quarter were driven primarily by strength in the global industrial pump market and share gains in the global automotive market. ITT also grew revenues slightly in Western Europe despite the continuing weakness in those markets.

On a GAAP basis, earnings from continuing operations totaled $0.65 per share compared with a loss from continuing operations of $0.32 per share in the prior-year third quarter. Adjusted earnings from continuing operations, which excludes special items, increased to $0.44 per share compared with pro forma adjusted earnings of $0.33 per share in the third quarter of 2011. This increase in adjusted EPS reflects a 10 percent increase in adjusted segment operating income as well as lower interest expense and a lower tax rate.

“A year ago this week, ITT executed two successful spin-offs and emerged as a focused and truly global diversified industrial company. Today, we can clearly see the benefits of our transformation. We have gained advantages from our portfolio that is balanced and diversified across key end markets, business cycles and geographies, and we have leveraged our sharper focus to propel the swift and consistent execution of our strategies to drive profitable growth and value creation,” said CEO and President Denise Ramos.

“Our focus has accelerated our ability to expand our emerging and aftermarket presence, strengthen our relationships with customers and deploy capital in a value-creating way – exemplified by our recent agreement to acquire Bornemann Pumps – that best supports the priorities and goals of our businesses. I am extremely proud of the performance and accomplishments of the ITT team, especially given the uncertain economic conditions we have faced throughout the year.”

2012 Third-Quarter Business Segment Results

Industrial Process designs and manufactures pumps and valves for the oil and gas, chemical, mining and industrial markets.

  2012 third-quarter revenue was up 27 percent to $240 million and organic revenue was up 23 percent compared to the prior year, reflecting the fourth consecutive quarter of record revenue for the Industrial Process business. Results in the 2012 third quarter were driven by strength in all end markets served in North America, global chemical strength and an 18 percent organic emerging market expansion driven by oil and gas and mining.
  Adjusted operating income in the third quarter was $33 million, a 46 percent year-over-year increase, driven by increased volume and net operating productivity.
  On Oct. 15, ITT announced an agreement to acquire Bornemann Pumps, a leading global provider of highly engineered pumps and systems for the oil and gas industry known for its leading edge technologies. Bornemann Pumps would align strategically with the Industrial Process business, complement its Goulds Pumps brand and expand ITT’s presence in upstream oil and gas production. The transaction is expected to close by year-end subject to customary closing conditions, including appropriate regulatory approvals.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  2012 third-quarter revenue was flat at $151 million as 11 percent growth in organic revenue was offset by unfavorable foreign exchange translation. Results reflect 13 percent growth in global automotive friction components driven by share gains in the U.S. and China. Organic revenue in Western Europe increased 1 percent due to automotive share gains, despite a weak economic environment.
  Adjusted operating income in the third quarter was up 13 percent to $20 million compared with the prior-year quarter. Results reflected net operating productivity and volume increases partially offset by changes in sales mix from reduced aftermarket volume, unfavorable foreign currency exchange and expenses incurred in the start-up of a new production and research facility in Wuxi, China.

Interconnect Solutions designs and manufactures connectors and interconnects for the aerospace, industrial and transportation markets.

  2012 third-quarter revenue for Interconnect Solutions declined 10 percent to $91 million with organic revenue declining 7 percent as strength in connectors for the oil and gas market was more than offset by decreased demand in the communications, aerospace and defense markets.
  Adjusted operating income for the third quarter of 2012 was $1 million, an 89 percent decrease compared with the 2011 third quarter due to lower volumes and an unfavorable change in sales mix.
  In light of difficult market conditions, Interconnect Solutions has enhanced its focus on harsh environment connector applications and initiated restructuring actions in the third and fourth quarters of 2012 to reduce European costs and improve global efficiency.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets.

  In Control Technologies, third-quarter total and organic revenue declined 6 percent to $76 million, as growth in commercial aerospace was offset by the impact of a prior year rail project and general weakness in the European industrial market.
  2012 third-quarter adjusted operating income was $15 million, an increase of 3 percent, as net operating productivity and positive foreign currency exchange impacts more than offset lower volumes and an unfavorable change in sales mix.

Annual Asbestos Remeasurement

ITT recognized a minimal after-tax asbestos-related charge of $2 million in the third quarter of 2012, resulting from the annual remeasurement of the underlying assumptions used in liability and asset estimates. In addition, future cash flow expectations related to asbestos matters remain consistent with prior-year estimates.

Guidance

The company maintains its guidance for full-year 2012 adjusted earnings midpoint of $1.67 while tightening the range to $1.64 to $1.70 per share. It also maintains its organic revenue guidance of 5 to 7 percent including expected market share gains as well as the impact of late-cycle strength in mining, chemical, and oil and gas. The company also expects 2012 emerging market growth will be approximately 10 percent driven by mining in Latin America, automotive gains in China and new global platforms and products.

ITT expects to execute up to $50 million in share repurchases in the next six months. These actions will not impact the previously issued 2012 share count guidance.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review third-quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2011 revenues of $2.1 billion. For more information, visit www.itt.com.

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: uncertainties with respect to our estimate of asbestos exposures, third-party recoveries and net cash flows; economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international sales and operations; contingencies related to actual or alleged environmental contamination, claims and concerns, and related third-party recoveries; decline in consumer spending; sales and revenues mix and pricing levels; availability of adequate union and non-union labor, commodities, supplies and raw materials; foreign currency exchange rate fluctuations; changes in local government regulations and compliance therewith; competition, industry capacity and production rates; declines in orders or sales as a result of industry or geographic downturn; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow and availability of liquidity sufficient to meet our needs; changes in the recoverability of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the company or the degree of liability; our ability to effect restructuring and cost reduction programs and realize savings from such actions; changes in our effective tax rate as a result in changes in the geographic earnings mix, valuation allowances, tax examinations or disputes, tax authority rulings or changes in applicable tax laws; changes in technology; intellectual property matters; potential future postretirement benefit plan contributions and other employment and pension matters; susceptibility to market fluctuations and costs as a result of becoming a smaller, more focused company after the spin-off; changes in generally accepted accounting principles with the U.S.; and other factors set forth in our Annual Report on Form 10−K for the fiscal year ended December 31, 2011 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenue	$555.9	$515.9	$1,700.3	$1,601.4

Costs of revenue	387.1	360.7	1,184.9	1,102.1
Selling, general and administrative expenses	96.2	71.3	281.6	247.5
Research and development expenses	15.7	15.8	49.5	49.3
Transformation costs	2.6	19.8	11.9	84.2
Asbestos-related costs net	12.8	59.3	35.1	90.8
Restructuring and asset impairment charges, net	4.6	0.3	6.2	1.9
Total costs and expenses	519.0	527.2	1,569.2	1,575.8

Operating income (loss)	36.9	(11.3)	131.1	25.6
Interest and non-operating (income) expenses, net	(5.1)	22.5	(0.1)	66.1
Income (loss) from continuing operations before
Income tax (benefit) expense	42.0	(33.8)	131.2	(40.5)
Income tax (benefit) expense	(18.8)	(4.3)	43.5	(8.2)
Income (loss) from continuing operations	60.8	(29.5)	87.7	(32.3)
Income from discontinued operations, net of tax	12.2	138.0	5.3	431.8
Net Income	$73.0	$108.5	$93.0	$399.5

Earnings (Loss) Per Share
Basic EPS
Continuing operations	$0.66	$(0.32)	$0.94	$(0.35)
Discontinuing operations	0.13	1.49	0.06	4.66
Net income	$0.79	$1.17	$1.00	$4.31

Diluted EPS
Continuing operations	$0.65	$(0.32)	$0.93	$(0.35)
Discontinuing operations	0.13	1.49	0.06	4.66
Net income	$0.78	$1.17	$0.99	$4.31

Average common shares - basic	92.5	92.7	93.2	92.6
Average common shares - diluted	93.5	92.7	94.3	92.6

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$762.0	$689.9
Receivables, net	458.2	396.1
Inventories, net	268.7	253.9
Other current assets	225.6	421.8
Total current assets	1,714.5	1,761.7

Plant, property and equipment, net	323.9	324.1
Goodwill	513.3	510.4
Other intangible assets, net	78.4	87.8
Asbestos-related assets	536.8	821.3
Other non-current assets	147.7	166.2
Total assets	3,314.6	3,671.5

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	331.9	363.6
Accrued liabilities	408.9	468.0
Short-term debt and current maturities of long-term debt	0.3	2.4
Total current liabilities	741.1	834.0

Postretirement benefits	282.1	315.4
Long-term debt	3.8	4.1
Asbestos-related liabilities	1,254.2	1,529.1
Other non-current liabilities	263.8	294.1
Total liabilities	2,545.0	2,976.7

Shareholders' equity	769.6	694.8
Total liabilities and shareholders' equity	$3,314.6	$3,671.5

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011

Operating Activities
Net income	$93.0	$399.5
Less: (Loss) income from discontinued operations	5.3	431.8
Income (loss) from continuing operations	87.7	(32.3)

Adjustments to income (loss) from continuing operations:
Depreciation and amortization	51.7	53.3
Stock-based compensation	9.4	10.7
Asbestos-related costs, net	35.1	90.8
Transformation costs	11.9	84.2
Asbestos-related payments, net	(28.2)	(16.0)
Transformation-related payments	(44.2)	(120.6)
Contribution to pension plans	(33.1)	(16.6)
Change in receivables	(59.9)	(86.6)
Change in inventories	(14.4)	(46.2)
Change in accrued expenses	(12.3)	130.7
Change in accrued and deferred income taxes	153.5	(208.1)
Change in accounts payable	(11.9)	52.4
Other, net	31.8	(7.5)
Net Cash - Operating Activities	177.1	(111.8)

Investing Activities
Capital expenditures	(43.9)	(53.2)
Proceeds from sale of assets and businesses	0.4	5.6
Other, net	0.9	0.1
Net Cash — Investing Activities	(42.6)	(47.5)

Financing Activities
Short-term debt, net	(2.2)	13.1
Long-term debt repaid	(0.2)	(66.1)
Repurchase of common stock	(76.9)	(4.6)
Issuance of common stock	40.2	47.6
Dividends paid	(17.2)	(184.4)
Distribution of Exelis and Xylem, net	-	2,021.7
Tax impact from equity compensation activity	4.1	5.1
Other, net	1.5	(0.1)
Net Cash — Financing Activities	(50.7)	1,832.3

Exchange rate effects on cash and cash equivalents	(8.8)	(10.9)

Cash from (used for) discontinued operations:
Operating Activities	(2.9)	570.8
Investing Activities	-	(416.1)
Financing Activities	-	(168.5)
Exchange rate effects on cash and cash equivalents	-	5.9
Net Cash – Discontinued Operations	(2.9)	(7.9)

Net change in cash and cash equivalents	72.1	1,654.2
Cash and cash equivalents — beginning of year	689.9	1,032.3
Less: Cash and Cash Equivalents of discontinued operations-end of period	-	(819.3)
Cash and Cash Equivalents of Continuing Operations - End of Period	$762.0	$1,867.2

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, orders growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of this Reg-G reconciliation.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during the current year. Divestitures include sales of insignificant portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin defined as operating income, adjusted to exclude costs incurred in connection with the pending acquisition of Bornemann Pumps, the Transformation, restructuring charges and spin-related repositioning charges; and adjusted segment operating margin defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consisting of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Pro Forma Income from Continuing Operations and Adjusted Pro Forma EPS from Continuing Operations are defined as income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items and include pro forma adjustments. Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, restructuring costs and asset impairment charges, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. Pro Forma adjustments in 2011 reflect the elimination of interest expense as if repayment of $1,250M of long term debt occurred January 1 and elimination of interest income as if $400M of aggregate cash was distributed to the spun-off companies on January 1.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Third Quarter 2012 & 2011

($ 000's)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
					Acquisition /
	3M 2012	3M 2011	Change 2012 vs. 2011	% Change 2012 vs. 2011	Divestitures 3M 2012	FX Impact 3M 2012	Change Adj. 12 vs. 11	% Change Adj. 12 vs. 11

Revenues
ITT Corporation - Consolidated	555.9	515.9	40.0	7.8%	(9.4)	20.4	51.0	9.9%

Industrial Process	239.9	188.3	51.6	27.4%	(9.4)	1.5	43.7	23.2%
Motion Technologies	151.1	151.0	0.1	0.1%	0.0	15.8	15.9	10.5%
Interconnect Solutions	90.8	101.2	(10.4)	-10.3%	0.0	2.8	(7.6)	-7.5%
Control Technologies	75.8	81.0	(5.2)	-6.4%	0.0	0.4	(4.8)	-5.9%

Orders

Total Segment Orders	558.5	562.3	(3.8)	-0.7%	(8.6)	22.4	10.0	1.8%

Industrial Process	247.5	236.5	11.0	4.7%	(8.6)	3.3	5.7	2.4%
Motion Technologies	147.2	155.0	(7.8)	-5.0%	0.0	16.2	8.4	5.5%
Interconnect Solutions	91.0	96.3	(5.3)	-5.5%	0.0	2.6	(2.7)	-2.8%
Control Technologies	74.7	75.9	(1.2)	-1.6%	0.0	0.3	(0.9)	-1.2%

Note: Excludes intercompany eliminations Immaterial differences due to rounding

ITT Corporation
Reported vs Adjusted Segment Operating Income & OI Margin
Third Quarter of 2012 & 2011

($ 000's)

	3M 2012	3M 2012		3M 2012		3M 2012	3M 2011	3M 2011		3M 2011		3M 2011	% Change		% Change
	As Reported	Special Items		Restructuring		As Adjusted	As Reported	Special Items		Restructuring		As Adjusted	As Reported 12 vs. 11		As Adjusted 12 vs. 11

Revenue:
Industrial Process	239.9					239.9	188.3					188.3	27.4%		27.4%
Motion Technologies	151.1					151.1	151.0					151.0	0.1%		0.1%
Interconnect Solutions	90.8					90.8	101.2					101.2	-10.3%		-10.3%
Control Technologies	75.8					75.8	81.0					81.0	-6.4%		-6.4%
Intersegment eliminations	(1.7)					(1.7)	(5.6)					(5.6)	-69.6%		-69.6%
Total Revenue	555.9					555.9	515.9					515.9	7.8%		7.8%

Operating Margin:
Industrial Process	12.8%	90	BP	-	BP	13.7%	11.7%	10	BP	-	BP	11.8%	110	BP	190	BP
Motion Technologies	12.3%	-	BP	120	BP	13.5%	11.7%	20	BP	-	BP	11.9%	60	BP	160	BP
Interconnect Solutions	-1.0%	-	BP	190	BP	0.9%	7.1%	20	BP	-	BP	7.3%	(810)	BP	(640)	BP
Control Technologies	19.9%	-	BP	10	BP	20.0%	17.5%	40	BP	20	BP	18.1%	240	BP	190	BP
Total Operating Segments	11.4%	40	BP	70	BP	12.5%	11.9%	20	BP	-	BP	12.1%	(50)	BP	40	BP

Income:
Industrial Process	30.6	2.4		0.0		33.0	22.4	0.2		0.0		22.6	36.6%		46.0%
Motion Technologies	18.6	0.0		1.9		20.5	17.7	0.3		0.0		18.0	5.1%		13.3%
Interconnect Solutions	(0.9)	0.0		1.6		0.7	7.2	0.2		0.0		7.4	-112.5%		-89.3%
Control Technologies	15.1	0.0		0.1		15.2	14.2	0.3		0.2		14.7	6.3%		3.1%
Total Segment Operating Income	63.4	2.4		3.6		69.4	61.5	1.0		0.2		62.7	3.1%		10.4%

Note: Immaterial differences due to rounding.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter of 2012 & 2011
(Unaudited)
($ Millions, except EPS and shares)

											Change	Percent Change
	Q3 2012	Non-GAAP		Q3 2012	Q3 2011	Non-GAAP		Pro Forma		Q3 2011	2012 vs. 2011	2012 vs. 2011
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	63.4	6.0	#A	69.4	61.5	1.2	#A	-		62.7

Interest Income (Expense)	6.2	(7.5)	#B	(1.3)	(20.6)	(2.4)	#B	17.0	#D	(6.0)
Other Income (Expense)	(1.1)	-		(1.1)	(1.9)	-		-		(1.9)
Corporate (Expense)	(26.5)	17.4	#C	(9.1)	(72.8)	78.2	#C	-		5.4

Income (Loss) from Continuing Operations before Tax	42.0	15.9		57.9	(33.8)	77.0		17.0		60.2

Income Tax Benefit (Expense)	18.8	(35.9)	#E	(17.1)	4.3	(27.0)		(6.4)		(29.1)

Income (Loss) from Continuing Operations	60.8	(20.0)		40.8	(29.5)	50.0		10.6		31.1

EPS from Continuing Operations	0.65	(0.21)	#F	0.44	(0.32)	0.54	#F	0.11	#F	0.33	0.11	33%

Note: Amounts may not calculate due to rounding.

#A - 2012 Segment operating income includes Transformation costs ($0.9M); Restructuring costs ($3.6M) and Acquisition costs related to Bornemann Pumps ($1.5M).
#A - 2011 Segment operating income includes Transformation costs ($1.0M) and Restructuring costs ($0.2M).
#B - Reduction in Interest expense related to closure of tax audits of ($7.5M) and ($2.4M) for 2012 and 2011, repectively.
#C - 2012 Corporate operating expense includes Transformation costs ($1.7M); Repositioning costs ($1.9M); Restructuring costs ($1.0M) and Asbestos related expense ($12.8M).
#C - 2011 Corporate operating expense includes Transformation costs ($18.9M) and Asbestos-related expense ($59.3M).
#D - Pro forma adjustment reflects elimination of interest expense as if repayment of $1,250M of long term debt occurred January 1 and elimination of interest income as if $400M of aggregate cash was distributed to Exelis and Xylem on January 1
#E - Includes various tax-related special items including IRS audit settlement, return to provision true-up and tax basis balance sheet adjustments.

#F - Adjustments to EPS from Continuing Operations
Restructuring, net of related tax benefit	0.03	-
Transformation costs, net of related tax benefit	0.02	0.17
Repositioning Costs, net of related tax benefit	0.02	-
Asbestos, net of related tax benefit	0.09	0.40
Acquisition costs related to Bornemann Pumps	0.02	-
Pro forma interest expense adjustments, net of tax benefit	-	0.11
Tax-related Items:
IRS audit settlement	(0.23)	(0.03)
Return to provision true-up	(0.10)	-
Tax basis balance sheet adjustments	(0.06)
Adjustments to EPS from Continuing Operations	(0.21)	0.65

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Third Quarter 2012 & 2011

($ 000's)

	9M 2012	9M 2011

Net Cash - Operating Activities	177.1	(111.8)

Capital Expenditures	43.9	53.2

Free Cash Flow, including Transformation	133.2	(165.0)

Transformation Capex	2.7	13.1

Transformation Cash Payments	44.2	120.6

Repositioning Cash Payments	0.9	0.0

Net Asbestos Cash Payments, Pre-Tax	28.2	16.0

Discretionary Pension Contributions, net of tax	11.8	0.0

Adjusted Free Cash Flow	221.0	(15.3)

Income from Continuing Operations	87.7	(32.3)

Special Items (including Transformation & Repositioning Costs)	36.1	148.8

Income from Continuing Operations, Excluding
Special Items	123.8	116.5

Adjusted Free Cash Flow Conversion	179%	NA

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com